Exhibit 99(i)

news release	Great Lakes Chemical Corporation
9025 North River Road, Suite 400
Indianapolis, IN 46240 USA

Telephone: (1) 317 715 3000
Facsimile: (1) 317 715 3060
www.greatlakes.com

FOR IMMEDIATE RELEASE

(Issued November 5, 2004)

GREAT LAKES CHEMICAL

NAMES NEW CHAIRMAN AND ACTING CEO

INDIANAPOLIS, INDIANA—Great Lakes Chemical Corporation (NYSE:GLK) — The Board of Directors of Great Lakes Chemical today announced the election of Nigel D.T. Andrews to the position of non-executive chairman and named John J. Gallagher, III, acting chief executive officer.  The announcements, effective immediately, follow the resignation of Chairman and CEO Mark P. Bulriss for personal reasons.  Bulriss joined the company in April 1998.

“Mark added tremendous value to the corporation by attracting a high caliber senior executive team and by leading the company through some difficult times,” said Nigel Andrews.  “He was instrumental in leading badly needed productivity improvements and rejuvenating our new product focus in our industrial businesses. We are all indebted to Mark for the personal contributions he made to the company.” Andrews also noted that a search for a new CEO is underway.  “In the meantime, we have every confidence in John and the rest of the senior management team to effectively lead the Company through this transition.”

Mr. Andrews, 57, has served on the Great Lakes board as an independent director since 2000, most recently as chair of the Compensation and Incentive Committee and as a member of the Governance and Nominating Committee.  Mr. Andrews is a veteran of the General Electric Company holding senior executive roles in GE Plastics and GE Capital.

Mr. Gallagher, 40, joined Great Lakes in May 2001. Prior to joining Great Lakes, he was vice president and chief financial officer at UOP LLC, a $1.1 billion global joint venture of the Dow Chemical Company and Honeywell International, a position he held since 1999.

In addition, Jeffrey Potrzebowski, 51, Great Lakes’ Vice-President for Financial Planning and Investor Relations, was named acting Chief Financial Officer. Mr. Potrzebowski joined Great Lakes in 1993 as director of internal audit and was named director of investor relations in 1996.

This press release contains forward-looking statements involving risks and uncertainties that affect the company’s expectations as discussed in Great Lakes Chemical Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. Accordingly, there is no assurance the company’s expectations will be realized.

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Great Lakes Chemical Corporation is the world’s leading producer of certain specialty chemicals for such applications as water treatment, household cleaners, flame retardants, polymer stabilizers, fire suppression, and performance chemicals. The stock of the company is traded on the New York Stock Exchange. For more information please visit the Great Lakes web site at www.greatlakes.com.

Analyst contact:
Jeff Potrzebowski +1 317 715 3027 / investorinfo@glcc.com

Media contact:
Wendy Chance +1 317 715 3027 / wchance@glcc.com